Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Verano Holdings Corp. (the “Company”) of our report dated April 26, 2022, relating to the consolidated financial statements as of and for the year ended December 31, 2021 which appears in the Company’s Form 10.

/s/ Baker Tilly US, LLP

Irvine, California

June 30, 2022